EXHIBIT 23.4

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the use in this Annual Report on Form 40-F of Harvest Energy Trust for the year ended December 31, 2005 of our report, dated February 27, 2006, evaluating the crude oil, natural gas, and natural gas liquids reserves attributable to certain properties owned by Harvest Energy Trust.

GLJ Petroleum Consultants Ltd.

Calgary, Alberta
Yours truly,

/s/ GLJ Petroleum Consultants Ltd.
GLJ Petroleum Consultants Ltd.